Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (333-224498, 333-224950, 333-226150 and 333-288225), Form S-3 (333-213321, 333230422, 333-238789, 333-269225 and 333-292880), and Form S-8 (333-184588, 333-223088, 333-225894, 333-23230, 333-263821, 333-276460, 333-283841 and 333-289854) of the report dated March 16, 2026 included in this Annual Report on Form 10-K of Oragenics, Inc. (the “Company”), relating to the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2025 (collectively referred to as, “Audit Report on the 2025 Form 10-K”) and inclusion therein of the Audit Report on the 2024 Form 10-K filed March 14, 2025 with the Securities Exchange Commission.

/s/ Cherry Bekaert, LLP.

Tampa, Florida

March 16, 2026